Exhibit 23.2

AUDIT ALLIANCE LLP®

A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 12, 2026 relating to the consolidated financial statements of Lixiang Education Holding Co., Ltd. and its subsidiaries, as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023 in this Registration Statement on Form F-1 of Lixiang Education Holding Co., Ltd. filed with the Securities and Exchange Commission.

/s/ Audit Alliance LLP

Singapore

October 20, 2026